Exhibit 10.5

LEASE

This Lease (“Lease”) is made as of the 22nd day of May, 2019 (the “Effective Date”) by and between Quality King Distributors, Inc. (“Landlord”), a New York corporation, located at 35 Sawgrass Drive, Bellport, New York 11713, and Pharmapacks, LLC (“Tenant”), having a place of business at 1516 Motor Parkway, Hauppage, New York 11749.

W I T N E S S E T H:

1.DEMISED PREMISES

Landlord hereby leases to Tenant and Tenant hereby takes and hires from Landlord, subject to the terms, provisions and covenants herein, that portion (the “Demised Space”) of the premises located at 2060 9th Avenue, Ronkonkoma, New York (the “Premises”) described and depicted on Exhibit A annexed hereto, which comprises a total of 87,346 square feet of a combination of warehouse space and office space measured from the interior surfaces of the demising walls with the exclusive right to eight (8) loading docks depicted on Exhibit A, for the duration of the Term (as defined below).

2.TERM

The initial term of this Lease (the “Term”) shall be for a period commencing on April 15, 2019 or such earlier date as is mutually agreed upon by Landlord and Tenant (the “Commencement Date”) and ending on November 30, 2022 (the “Lease Termination Date”).  The Lease shall not be renewable or subject to extension absent mutual written agreement of Landlord and Tenant.

3.USE

Tenant shall have the right to use and occupy the Demised Space for general warehouse storage, shipping and receiving of goods, general office usage and all uses ancillary thereto.

4.RENT

4.01Amount of Rent.  During the Term, Tenant shall pay to Landlord on the first day of each calendar month during the first year of the Term commencing on the 16thday following the Commencement Date (the “Rent Commencement Date”) (Tenant shall have a rent abatement for the first fifteen days of the Term following the Commencement Date) the following sums for monthly base rental for the Demised Space (the “Basic Rent”), without any offsets or deductions except as elsewhere set forth in this Lease and without prior demand therefor:

Period	Monthly Basic Rent
April 15, 2019 – March 31, 2020	$88,728.98
April 1, 2020 – March 31, 2021	$91,390.85
April 1, 2021 – March 31, 2022	$94.132.57
April 1, 2022 – November 30, 2022	$96,956.55

Upon the execution of this Lease, Tenant shall pay Landlord the Basic Rent for the first full calendar month for which Basic Rent will be due following the Commencement Date.  Basic Rent shall be payable to the attention of Chief Financial Officer, Quality King Distributors, Inc. at 35 Sawgrass Drive, Bellport, New York 11713, or at such other place as Landlord may hereafter designate in writing.  If the Rent Commencement Date is other than on the first day of the month, then the Basic Rent due on the Rent Commencement Date will be for the remainder of the month in which the Rent Commencement Date occurs and the Basic Rent paid by the Tenant upon execution of this Lease will be applied to the first calendar full month following the Rent Commencement Date.

4.02Payment of Rent:  If Tenant fails to make any payment of Basic Rent or any other sums due and payable under this Lease within twenty (20) days after the date such payment is due and notice thereof by Landlord and payable, Tenant shall pay to Landlord a late charge on the amount of such delinquent payment at the rate of 4% per annum (the “Default Interest Rate”) for such late payment.  Nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the maximum legal rate then allowed by law.  Such interest at the Default Interest Rate shall constitute additional rent hereunder and shall be due and payable with the next installment of Basic Rent.

5.ADDITIONAL RENT AND COMMON AREA MAINTENANCE

(A).  Ad Valorem Taxes.  If during the Term the ad valorem taxes with respect to the Premises increase over and above those applicable in the base year of 2018/2019 (the “Base Year”).  Tenant agrees to pay Landlord as additional rent an amount equal to Tenant’s proportionate share (the “Proportionate Share”) of said increase, as determined by the ratio of Demised Space to the whole of the space in the building comprising the Premises.  For purposes of this Lease, Tenant’s Proportionate Share shall be forty-eight and one-half (48.50%) percent (based on a total Premises square footage of 180,000 sq ft).  In no event will Tenant be responsible for any penalties, late charges or interest due to the late payment of taxes.  Ad valorem taxes shall include all taxes and assessments and governmental charges, whether state, federal, county or municipal, and whether levied by taxing district or authorities presently taxing the Premises and all improvements thereon or by other taxing authorities subsequently created, and any other taxes and assessments attributable to the Premises excluding, however, federal and state taxes on income.  It is agreed that Tenant will be responsible for ad valorem taxes on its own personal property.  The additional rent attributable to such increased ad valorem taxes shall be payable by Tenant in 1/12 increments with Tenant’s Basic Rent on a monthly basis during the remainder of the Term if any, following the increase and shall be solely based on the period of time, if any, Tenant occupies the Demised Space after the effective date of such increase and proportionately adjusted

(B)  Common Area Maintenance.  Tenant shall pay an additional $0.50/sq. ft. for annual common area and maintenance expenses and building insurance, including (but not limited to) snow removal from parking lot, landscaping, and exterior lighting, payable on a monthly basis throughout the Term.  This represents $3,639.42 per month in common area maintenance.

6.CONDITION OF PREMISES

6.01“As Is” Condition:  Possession of the Demised Space shall be delivered to and accepted by Tenant in ‘as is” condition as of the Commencement Date.  However, this provision does not apply to Landlord’s obligation to complete all work required pursuant to the terms of this Lease including ensuring that all mechanical systems including loading doors and levelers are delivered in good working order.  Landlord shall maintain the roof free of leaks through the term of the Lease.  On the Lease Termination Date, Tenant shall deliver the Demised Space to Landlord free of all of Tenant’s furniture, equipment and personal property in materially the same condition that Tenant received the Demised Space, reasonable wear and tear excepted.

Tenant shall be responsible for repairs of mechanical systems including loading doors and levelers but excluding HVAC maintenance (see 6.05).  The preceding notwithstanding, in the event of a repair or replacement in which the estimated cost exceeds $10,000, and it is not necessitated by the Tenant’s act of neglect, the Tenant will only be responsible for the first $10,000, and Landlord will be responsible for any amount over $10,000.  In the event of such repair or replacement exceeding $10,000, at Tenant’s option, either (a) the Landlord will be responsible for promptly completing the repair or replacement and the Tenant shall reimburse the Landlord the $10,000 or (b) Tenant shall complete the repair or replacement and Landlord will reimburse Tenant for the cost of same (less $10,000) within thirty (30) days after Tenant’s demand for same (and if Landlord fails to so reimburse Tenant, Tenant may set-off the amount due from Landlord against the next payment(s) of rent due hereunder).

6.02Improvements:  All alterations, installations and improvements made in or to the Demised Space by either Tenant or Landlord shall, at the discretion of Landlord, become the property of Landlord and shall remain upon and be surrendered with the Demised Space upon expiration of the Term.

6.03Racking:  All racking shall remain in place in the Demised Space and Tenant shall be permitted to use said racking during the Term.  Such racking shall remain at all times the property of the Landlord.  Tenant is responsible for returning racking at the end of term in good repair, reasonable wear and tear excepted.

6.04Forklifts:  Landlord shall remove all forklifts from the Demised Space prior to delivery of occupancy to Tenant.

6.05Landlord will provide all preventative maintenance (preventative maintenance does not include repairs) for the HVAC systems for an annual fee paid by Tenant in the amount of $7,500.  Such services will be provided by Landlord or Landlord’s vendor in a first class manner consistent with services customarily provided to warehouses and distribution centers in the geographic area of the Premises.

6.06Mezzanine.  Tenant acknowledges that there is a mezzanine level that is accessible from the warehouse area of the Demised Premises and that this mezzanine level does not have a certificate of occupancy.  Tenant further acknowledges that the mezzanine level is not available for use by Tenant and the square footage of the mezzanine has not been included in the rentable square footage of the Demised Space.  Should Tenant or its employees, agents, representatives or invitees enter the mezzanine level and use the mezzanine level for any purpose, Tenant and its employees, agents, representatives and invitees will do so at their own risk.  Tenant agrees to defend, indemnify and hold Landlord harmless from and against any losses, claims, damages, suits, actions, demands, costs and expenses, including reasonable attorneys’ fees and costs, arising out of and/or relating to the use of or access to the mezzanine level by Tenant or any of its employees, agents, representatives or invitees including claims for personal injury and any fines, penalties, fees or charges of any kind assessed against Landlord by any local, state or federal governmental entities.

7.BROKER

Each of the parties hereto represents and warrants to the other that it has not dealt with any broker in connection with this lease transaction.

8.ASSIGNMENT OR FURTHER  SUBLETTING

Except to a parent, affiliate, successor by sale or merger or a subsidiary when consent shall not be required, Tenant shall not be permitted to assign this Lease or sublease the Demised Space to an assignee or subtenant without the prior written consent of the Landlord, which may be exercised in the Landlord’s sole discretion.

9.ALTERATIONS

Tenant shall make no material, permanent changes in or to the Demised Space without obtaining Landlord’s prior written consent.  Notwithstanding the foregoing, the Tenant, without Landlord’s prior consent, shall have the right to make non-structural alterations, installations, additions or improvements in or to the Demised Space that do not affect any existing building systems outside the Demised Space and do not impair or affect any existing building systems within the Demised Space (collectively, “Cosmetic Alterations”), using reputable and, where applicable, licensed contractors or mechanics.  All fixtures, all electrical items and all paneling, partitions, railings and like installations installed in the Demised Space at any time, either by Tenant or by Landlord on Tenant’s behalf, shall become the property of Landlord and shall remain upon and be surrendered with the Demised Space unless Landlord, by notice to Tenant no later than thirty (30) days prior to the Lease Termination Date, requires their removal, in which event the same shall be removed from the Demised Space by Tenant forthwith.  If the Landlord has given its written approval for any alteration without requiring its removal at lease termination, then Tenant shall be under no obligation to remove that alteration.

Nothing in this Article 9 or any other provision of this Lease shall be construed to prevent Tenant’s removal of trade fixtures, but upon removal of any such trade fixtures from the Demised Space or upon removal of other installations (made by Tenant) as may be required by Landlord, Tenant shall immediately and at its expense repair the Demised Space, restoring it to the condition existing prior to installation, and shall repair any damage to the Demised Space due to such removal.  All property permitted or required to be removed by Tenant at the end of the Term remaining in the Demised Space after Tenant’s removal shall be deemed abandoned and may be removed from the Demised Space by Landlord at Tenant’s expense, which right of Landlord shall survive the expiration of this Lease.  Tenant shall, before making any alterations, additions, installations or improvements, obtain all permits, approvals and certificates required by any governmental or quasi-governmental bodies and (upon completion) certificates of final approval thereof and shall promptly deliver duplicates of all such permits, approvals and certificates to Landlord: and Tenant agrees to carry such workers’ compensation, general liability, personal and property damage insurance as Landlord may reasonably require.  Tenant agrees to obtain and deliver to Landlord written and unconditional waivers of lien upon the real property of which the Demised Space forms a part, for all work, labor and services to be performed and materials to be furnished in connection with such work, signed by all contractors, subcontractors, materialmen and laborers who become involved in such work.  The work shall be done in a good and workmanlike manner and in compliance with all applicable law, ordinances, codes, governmental rules, regulations and requirements, and in accordance with the standards, if any, of the Board of Fire Underwriters the jurisdiction which includes the Premises.

10.REPAIRS

10.01Tenant shall take good care of the Demised Space and the fixtures and appurtenances and systems located within and exclusively serving the Demised Space (including but not limited to plumbing, doors, painting, windows, electrical, heating and sprinkler and air conditioning, if any, except components thereof servicing the entire Building of which the Demised Space form a part, such as main power lines, water mains and general sewer lines) Except as set forth herein, Tenant shall not look to Landlord for, nor shall Landlord be responsible for, any repairs to the Demised Space, unless caused by the gross negligence or willful misconduct of Landlord or its agents.

10.02Landlord shall make the necessary structural repairs to the roof and walls of the building in which the Demised Space is located (the “Building”) and of which the Demised Space forms a part and make the necessary repairs to the parking lot, unless such repairs are necessitated by the acts of Tenant, its agents, servants or employees.  Tenant shall otherwise maintain the Demised Space in a clean, neat and orderly condition.  Tenant shall not permit or suffer the Demised Space to fall to such low temperature as would cause freezing of the water lines or sprinkler servicing the Demised Space; and, in default hereof, Tenant shall promptly effect and pay for all repairs the need for which shall arise from such freezing and shall hold Landlord harmless from any loss, damage or liability caused by or arising out of such freezing.

10.03Notwithstanding anything above to the contrary, all damage or injury to the Demised Space or to any other part of the Building, or to its fixtures, equipment and appurtenances, whether requiring structural or non-structural repairs, caused by or resulting from carelessness, omission (where Tenant had a duty to act), negligent act or improper conduct of Tenant, its servants, employees, invitees or licensees shall be repaired promptly by Tenant at its sole cost and expense, to the reasonable satisfaction of Landlord and not subject to the dollar limitation set forth in the second sentence of this paragraph 10.  If Tenant fails after thirty (30) days’ notice to proceed with due diligence to make repairs required to be made by Tenant, the same may be made by Landlord, at Landlord’s option (in which event Landlord shall not be liable for any injury to persons, damage to property or loss of business arising out of the making of such repairs) at the expense of Tenant, and the reasonable expenses thereof incurred by Landlord (together with interest at the Default Interest Rate, as hereinabove defined) shall be collectible as additional rent within thirty (30) days of demand therefor.  There shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from the making or failing to make by Landlord, Tenant or others, of any repairs, alterations, additions or improvements in or to the Demised Space or the fixtures, appurtenances or equipment thereof.  Notwithstanding all of the foregoing, the Landlord is responsible for all necessary repairs to the roof during the term of this Lease.

11.DEFAULTS AND REMEDIES

11.01Tenant’s Defaults: If Tenant defaults in the timely payment of Basic Rent or any additional rent or sum herein reserved, as required in this Lease, or if Tenant defaults in compliance with any of the other material covenants or conditions of this Lease and fails to cure such default, other than the payment of Basic Rent or any additional rent or sum herein reserved, within ten (10) days after the receipt of notice specifying the default, twenty (20) days notice or reasonable longer period for non-monetary default Landlord may (a) cancel and terminate this Lease upon written notice to Tenant (whereupon the Term shall terminate and expire, and Tenant shall then quit and surrender the Demised Space to Landlord, but Tenant shall remain liable as hereinafter provided); and/or (b) at any time thereafter reenter and resume possession of the Demised Space as if this Lease had not been made, Tenant hereby waiving the service of any notice of intention to reenter or to institute legal proceedings to that end.

11.02Reentry by Landlord:  If this Lease shall be lawfully terminated and if Landlord shall be entitled to reenter the Demised Space and dispossess or remove Tenant under the provisions of Section 13.01, Landlord or Landlord’s agents or servants may immediately or at any time thereafter reenter the Demised Space and remove Tenant, its agents, employees, servants, licensees and any subtenants and other persons, firms or corporations, and all or any of its or their property therefrom, either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess and enjoy the Demised Space, including all additions, alterations and permanent improvements thereto.

11.03Effect of Termination:  In case of a wrongful termination by Tenant of this Lease pursuant to this Article 11, the Basic Rent, additional rent and all other charges required to be paid by Tenant hereunder up to the time of such termination shall thereupon become immediately due and shall be paid by Tenant, and Tenant shall also pay to Landlord all reasonable expenses which Landlord may then or thereafter incur as a result of or arising out of such Termination, including but not limited to court costs, attorneys’ fees, brokerage commissions and costs of terminating the tenancy of Tenant, reentering, dispossessing or otherwise removing Tenant, and restoring the Demised Space to good order and condition, and from time to time reasonably altering and otherwise preparing the same for reletting.  Notwithstanding the foregoing Landlord shall have the obligation to reasonably mitigate its damages, which shall be satisfied in the event Landlord engages a licensed broker to re-let the Demised Space and lists the Demised Space at the then-prevailing market rental rate (it being understood that Landlord shall not be required to re-let the Demised Space at below market rental rates to satisfy its mitigation obligation).

11.04Holding Over without notification:  In addition to the payments required by Section 11.03 hereinabove, if Tenant shall remain in the Demised Space after the expiration Landlord may, at its option, elect to treat Tenant as one who has not removed at the end of its Term, and thereupon be entitled to Base Rent at the rate of 150% of the then Base Rent.  Such holding over shall not constitute a renewal or extension of this lease.

11.05Holding Over with notification:  Provided Tenant gives Landlord written notification six (6) months prior to the Lease Termination Date of its desire to hold over, Tenant may do so in three (3) monthly increments not to exceed three (3) months in the aggregate without Landlord’s written consent.  In such case, the Base Rent will be at a rate of 120% of the then Base Rent.  If the notification provision is not met, then provision 11.04 Holding Over without notification will prevail.

12.INSURANCE/CASUALTY/CONDEMNATION

12.01Tenant’s Insurance:  Throughout the Term, Tenant shall, at its sole cost and expense:

(a)Obtain and maintain in force Worker’s Compensation Insurance as required by law;

(b)Obtain and maintain Public Liability Insurance (issued by an insurance company licensed to do business in New York and reasonably acceptable to Landlord) covering the Demised Space in an amount per occurrence of at least Three Million ($3,000,000) combined single limit for bodily injury and property damage, and at least Five Million ($5,000,000) Dollars for Personal Liability, which insurance shall name Landlord and the holder(s) of any mortgage(s) affecting the Demised Space as additional assureds thereunder; and

(c)Obtain and maintain Fire and Extended Coverage on Tenant’s personal property on the Demised Space and on any leasehold improvements which may be placed on or affixed to the Demised Space by Tenant.

(d)Notwithstanding any insurance requirement contained herein to the contrary, Tenant shall have the right, at its own election, to self-insure with respect to its inventory, leasehold improvements, furniture and fixtures.

12.02Policies:  Tenant shall, at all times during the Term, maintain in full force and effect and on deposit at Landlord’s office a certificate of insurance for the coverages set forth herein. Any such policy shall provide that it shall not be cancelable without endeavoring to give at least thirty (30) days’ prior written notice to Landlord.  If Tenant shall default in maintaining such insurance, Landlord may, at its option and without waiving any of Landlord’s rights hereunder or releasing Tenant from any obligation hereunder, procure such insurance, and Tenant shall, on demand, reimburse Landlord, as additional rent, for the cost thereof with interest at the Default Interest Rate,

12.03Building Insurance:  Tenant shall not keep anything in the Demised Space except as permitted by the Fire Department, Board of Fire Underwriters, Fire Insurance Rating Organization or other authority then having jurisdiction, and then only in such manner and such quantity so as not to increase the premium for the Landlord’s insurance, nor shall Tenant use the Demised Space in a manner which will increase the rate for such insurance on the building or any other property located therein over that in effect at the commencement of Tenant’s occupancy.  Tenant shall pay, as additional rent, all costs, expenses, fines, penalties or damages which may be imposed upon Landlord by reason of Tenant’s failure to comply with the provisions of this Section 12.03.  Landlord acknowledges that Tenants standard use shall not be a basis for an increase in insurance and if same does increase Landlord shall not seek recourse from Tenant.

12.04Waiver of Subrogation:  The Parties hereby release each other from liability for damage or destruction to the land and building of which the Demised Space forms a part, and the Parties hereby release each other for liability for damage or destruction to any of their personal property or leasehold improvements, provided, however, that such release shall be in force and effect only in respect of damage or destruction covered by standard policies of fire insurance with extended coverage (as maintained by Tenant or Landlord pursuant to this Lease), and such waiver shall be in effect solely to the extent of proceeds under any such policy.

13.ELECTRICITY AND OTHER SERVICES AND UTILITIES

During the Term, Tenant shall put and keep in its name, and agrees to timely and completely pay all charges, fees and expenses as charged by the providers thereof for, electric current, telephone, gas, and cable servicing the Demised Space.  If any utility cannot be separately metered in Tenant’s name, then Landlord will sub-meter such utility for Tenant and bill the Tenant for its actual usage without profit or overhead as additional rent hereunder.

14.DAMAGE TO DEMISED SPACE

14.01Notice:  If the Demised Space or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt notice thereof to Landlord, and this Lease shall continue in full force and effect except as hereinafter set forth.

14.02Partial Damage:  Subject to Section 16.03 below, if the Demised Space are partially damaged or rendered partially unusable by fire or other casualty, the damages thereto shall be repaired by Landlord with all reasonable expedition, subject to delays due to adjustment of insurance claims, labor troubles and causes beyond Landlord’s control.  If repairs are not complete within twenty (20) days Tenant may terminate this Lease.

14.03Substantial Damage:  If the Demised Space are substantially damaged or rendered unusable or (whether or not the Demised Space are damaged in whole or in part) shall be so damaged as, in Landlord’s reasonable judgment, practically to require demolition or rebuilding thereof, then, in any of such events, Landlord may elect to terminate this Lease by written notice to Tenant and upon the date specified in such notice the Term shall expire as fully and completely as if such date were the date set forth above for the expiration of this Lease, and Tenant shall forthwith quit, surrender and vacate the Demised Space, without prejudice, however, to Landlord’s rights and remedies against Tenant under provisions of this Lease in effect prior to such termination, and any Basic Rent, additional rent and other sums under this Lease owing shall be paid up to such date.  Unless Landlord shall serve a termination notice as provided for herein.  Landlord shall make the repairs and restorations with all reasonable expedition subject to delays due to adjustment of insurance claims, labor troubles and causes beyond Landlord’s control, and this Lease shall continue in full force and effect.  It is understood that there shall be no abatement of rent for any period of time during which the Demised Space shall be in a damaged condition, whether or not the Demised Space shall be partially or wholly unusable.  If repairs are not complete within twenty (20) days Tenant may terminate this Lease.

14.04Tenant’s Property:  Tenant acknowledges that Landlord will not carry insurance on Tenant’s furniture and/or furnishings or any fixtures or equipment, improvements or appurtenances removable by Tenant and agrees that Landlord will not be obligated to repair any damage thereto or replace same.

14.05Mortgages:  It is understood and agreed that the provisions of this Article 14 are subject to the rights of mortgagees, if any, of the land and building of which the Demised Space form a part, and to the rights of mortgagees, if any, of Landlord’s interest in the Lease provided said mortgagees agree that so long as Tenant is current in its rent Tenant shall not be disturbed in its possession and occupancy of the Demised Premises.

15.EMINENT DOMAIN

15.01Taking:  In the event that any public authority or agency holding the power of eminent domain under applicable law shall at any time during the Term condemn, or acquire title in lieu of condemnation to, all or any part of the Demised Space, this Lease shall terminate and expire as of the date upon which title shall vest in such authority, and Tenant shall pay rent only to the time of such (a) Tenant vacates the property or (b) vesting of title whichever comes first.

15.02Award to Landlord:  Landlord reserves the exclusive right to negotiate with the condemning authority with respect to any proposed condemnation award, and all damages and compensation paid for the taking under the power of eminent domain, whether for the whole or a part of the Demised Space and whether by agreement or award, shall belong to and be the property of Landlord.  Tenant hereby releases and disclaims any interest or right whatsoever in the award or compensation offered or paid by the condemning authority to the Landlord, provided that Tenant may file a claim for any loss of Tenant’s property: moving expenses; or for damages for cessation or interruption of Tenant’s business, provided such claim will not diminish Landlord’s recovery.  There is expressly excluded from any right of compensation to the Tenant, and Tenant expressly waives, any claim against the condemning authority for diminution in the value of the leasehold.

15.03Notice to Tenant:  Landlord shall give prompt notice to Tenant of any eminent domain proceedings with respect to the Demised Space Tenant may after becoming aware of an eminent domain proceeding terminate this Lease and at any time Tenant becomes reasonably concerned it may have to vacate the Premises prior to the end of the Term.

16.SUBORDINATION

16.01Subordination to Mortgages:  Provided Tenant is not disturbed in its possession or occupancy of the Demised Space, this Lease is hereby made and shall be subject and subordinate to all mortgages which may now or hereafter affect the Demised Space, the Premises and/or the land and building of which the Demised Space form a part, and to all renewals, modifications, consolidations, replacements or extensions thereof.  Tenant shall, in the event any proceedings are brought for the foreclosure of any such mortgage, attorn to the holder of such mortgage or a purchaser upon any such foreclosure, as Landlord under this Lease.  Landlord agrees to take commercially reasonable steps to obtain on behalf of Tenant, a subordination, nondisturbance, and attornment agreement in recordable form from any current or future mortgage holder(s), which agreement shall be in a form customarily used by institutional mortgage lenders and which agreement shall provide in part that so long as Tenant is not in default under the terms and conditions of this Lease (after the giving of any applicable notice and the expiration of any applicable period), Tenant’s possession of the Demised Space and all of Tenant’s other rights, options and privileges with respect thereto arising out of this Lease shall not be disturbed, affected or impaired by, nor shall this Lease or the Term thereof be terminated or otherwise affected by, (i) any action, suit or proceeding under or arising out of the mortgage, or (ii) any foreclosure sale, or (iii) any default by Landlord under the mortgage.

16.02Tenant’s Certificate:  Notwithstanding the automatic applicability as to all current and future mortgages of the subordination of this Lease, Tenant shall, upon request of Landlord or the holder of a current or future mortgage, execute any reasonable instrument which may be deemed necessary or desirable by Landlord to confirm such subordination or as otherwise required for mortgage financing or transfer of this Lease, including, but not limited to, any estoppel certificates executed and acknowledged to any mortgagee or transferee, or any proposed mortgage lender or transferee, including but not limited to certifications that this Lease is in full force and effect or, if not, in what respect it is not; that this Lease has not been modified, or the extent to which it has been modified; and that there are no existing defaults hereunder to the best of Tenant’s knowledge, or specifying the default, if any.  If Tenant fails to respond after due notice within ten (10) business days, it shall upon notice constitute a default of Lease by Tenant.

17.NON-LIABILITY OF LANDLORD

Except to the extent caused by the gross negligence or willful misconduct of Landlord or its authorized agents, Landlord shall not be responsible or liable to Tenant for any loss, damage or injury to person or property that may be occasioned by the acts or omissions of Landlord or of persons occupying any property or space adjacent to or adjoining the Demised Space, or any part thereof, including, not in limitation of the foregoing, loss, damage or injury resulting to Tenant or to any other person or to any property of Tenant or of any other person, from water, gas, steam, fire or the bursting, stoppage or leakage of sewer or other pipes.

18.COMPLIANCE WITH LAWS, ETC.

18.01Tenant’s Acts:  Tenant shall not do or permit anything to be done in the Demised Space which shall constitute a public nuisance or which will conflict with the regulations of the Fire Department or with any insurance policy upon said improvements or any part thereof.  Landlord represents that to the best of its knowledge and information, there are no present violations against the Real Property or the Building thereon and Landlord shall be responsible for curing any violations against the Real Property or the Building thereon (whether presently existing or hereafter issued) except to the extent same are issued as a result of Tenant’s operations at or alterations to the Demised Space.

18.02Operation of Demised Space:  Tenant shall, at its own expense, obtain all necessary environmental and operating permits and comply with all present and future requirements of law and with all present and future ordinances or orders, rules and regulations of any state, municipal or other public authority affecting the Demised Space and with all requirements of the Fire Insurance Exchange or similar body, and of any liability insurance company insuring Landlord against liability for accidents in or connected with the Demised Space including, but not limited to laws, ordinances, orders, rules and regulations which apply to the interior or exterior of the Demised Space, the structural or nonstructural parts thereof, and to make all improvements and repairs required by such laws, ordinances, orders, rules and regulations, ordinary or extraordinary, foreseen or unforeseen.  Notwithstanding anything contained herein to the contrary, Tenant shall have no obligation to comply with any laws, ordinances, orders, rules and regulations requiring alterations unless the applicability of such laws, ordinances, orders, rules and regulations arise from (i) Tenant’s specific manner of use of the Demised Space (and not office or warehouse use in general), or (ii) alterations made by Tenant.

18.03Environmental Laws:  Tenant acknowledges the existence of all local, state and federal laws, rules and regulations dealing with or pertaining to environmental regulation, contamination or clean-up (collectively, “Environmental Laws”) including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq. and 40 CFR §302.1 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.), The Federal Water Pollution Control Act (33 U.S.C. §1251 et seq. and 40 CFR §116.1 et seq.), and the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.), and the regulations promulgated pursuant to said laws, all as amended, relating to or affecting the Demised Space, and Tenant shall comply with all Environmental Laws.  During the Term, Tenant shall not permit, and shall be liable for the presence, release or threat of release of any hazardous, toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls, petroleum products, flammable explosives, radioactive materials, or raw materials which include hazardous constituents) or any other substances or materials which are regulated by the Environmental Laws (collectively, “Hazardous Substances”), on, in, under or affecting all or any portion of the Demised Space or any surrounding areas in violation of Environmental Laws to the extent caused by Tenant’s actions or omissions (where Tenant had a duty to act).

19.INDEMNIFICATION

Subject to Section 12.04, and except to the extent caused by a claiming party’s gross negligence or willful misconduct, the parties hereby mutually agree to indemnify and hold each other harmless from and against all liability and all losses, claims, damages, suits, actions, demands, costs and expenses, including reasonable attorneys’ fees and costs, arising out of an/or relating to the each other’s operation, maintenance, management and control of the Demised Space and the Premises and/or in connection with (a) any injury or damage whatsoever caused to or by any person, including Tenant or Landlord and their employees, servants, guests, customers, invitees, contractors or agents, or to property, including Tenant’s property, arising out of any occurrence on or in the Demised Space caused by the indemnifying party or its employees, servants, guests, customers, invitees, contractors or agents; (b) any breach of this Lease by Tenant or Landlord; (c) any act or omission of Tenant or Landlord or of any person on or in the Demised Space or Premises; or (d) any contest or proceeding brought by Tenant or Landlord as may be provided for herein.  The provisions hereof are not intended to abrogate the provisions of Section 12.05 hereinabove (“Waiver of Subrogation”).  The provisions of this Section 21 shall survive the expiration or earlier termination of this Lease.  To the extent that Tenant or Landlord uses any contractors to perform any services in or on the Demised Space or in or on the Premises, Tenant and Landlord each agrees to obtain a certificate of insurance from such contractor naming Tenant and Landlord as additional insured for liability coverage of at least $1,000,000 per occurrence.

20.QUIET ENJOYMENT:  If and so long as Tenant shall observe and perform all the terms, covenants and obligations required by it to be observed and performed hereunder, Landlord warrants peaceful and quiet occupation and enjoyment of the Demised Space by Tenant.

21.MISCELLANEOUS

21.01Merger:  All prior understandings and agreements between the parties, with respect to the matters set forth herein, are merged within this Lease which alone fully sets forth the understandings of the parties with respect to the matters set forth herein.

21.02Changes in Writing:  This Sublease may not be changed or terminated orally or in any manner other than by an agreement in writing and signed by the party against whom enforcement of the change or termination is sought.

21.03Notice:  Any notice, demand or other communication required or permitted to be given or made by either party under this Lease shall be in writing and shall be deemed properly given three (3) days after sent by registered or certified mail, return receipt requested, or one day after sent by overnight mail, addressed to the parties at the addresses set forth below.  Either party may, by notice aforesaid, designate a different address for communications intended for it.

To Landlord:	Quality King Distributors, Inc.
35 Sawgrass Drive
Bellport, New York 11713
Attention: Marc Garrett

with a copy to:	Alfred R. Paliani
General Counsel
Quality King Distributors, Inc.
35 Sawgrass Drive
Bellport, New York 11713

To Tenant:	Pharmapacks, LLC
1516 Motor Parkway
Islandia, NY 11749

with a copy to:	Joshua M. Greenfield, Esq.
Riker Danzig Scherer Hyland
& Perretti, LLP
Headquarters Plaza
One Speedwell Avenue
P.O. Box 1981
Morristown, New Jersey 07960-1981

21.04Binding Effect:  This Lease will be binding on, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

21.05Recordation:  Landlord and Tenant hereby agree to enter into a Memorandum of Lease in recordable form, setting forth the terms and provisions of this Lease, except the rental provisions, which Tenant may cause to be recorded in the applicable land records.

21.06Effectiveness:  This Lease shall not be effective until executed and delivered by Landlord and Tenant.

22.SIGNS

22.01Erection of Signs:  Tenant shall have the right, with the prior written consent of Landlord, to erect, at the main entrance to the Demised Space, a sign to identify the name of its business.  Any such sign shall comply with applicable governmental rules and regulations, and Tenant shall remove such sign at the expiration of the Term or sooner termination of this Lease, as the case may be, and restore the sign area to its original condition.

22.02Repair of Damages:  Tenant shall be responsible for any damage caused to the Demised Space or the Building by the erection or maintenance on or in the Demised Space or Building or surrounding property of said signs, and any damage so caused shall be repaired forthwith at Tenant’s sole cost and expense.  In the event any sign erected by Tenant is removed during the Term or at the expiration or earlier termination thereof, Tenant shall, at its sole cost and expense, repair any damage whatsoever caused by the removal.

23.SECURITY DEPOSIT

Section 23.01 Security Deposit:  Tenant has this day deposited with Landlord the sum of one hundred forty-nine thousand two hundred sixteen and .08/100 ($149,216.08) dollars as security for the payment of the Basic Rent and additional rent hereunder and the full and faithful performance by Tenant of the covenants and conditions on the part of Tenant to be performed.  Said sum shall be returned to Tenant, without interest, within thirty (30) days after the expiration of the Term, provided that Tenant has fully and faithfully performed all such covenants and conditions and is not in arrears in Basic Rent or additional rent.  Landlord may, if it so elects, have recourse to such security to make good any default by Tenant, in which event Tenant shall, on demand, promptly restore said security to its original amount.  If Landlord shall assign or transfer said security for the benefit of Tenant to any subsequent owner or holder of Landlord’s interest in this Lease, such assignee or transferee shall become liable for the repayment thereof as herein provided, and, upon transfer of the security deposit, the assignor or transferor shall be deemed to be released by Tenant from all liability to return such security.  This provision shall be applicable to every assignment or transfer of Landlord’s interest in this Lease, and shall in no way be deemed to permit Landlord to retain the security after termination of Landlords ownership of such interest.  Tenant shall not mortgage, encumber or assign said security without the prior written consent of Landlord.

24.LANDLORD’S WORK

Landlord shall perform the following work (“Landlord’s Work”) at Landlord’s expense:

(a)Roof to be delivered free of leaks throughout the Term.

(b)Deliver building with HVAC, plumbing electrical, and any other building systems in working order.

(c)Broom clean.

(d)Repair, and if necessary, replace all significantly damaged racking in warehouse (uprights and beams) as set forth on Exhibit B.

(e)Pot holes in parking lot will be repaired.

(f)Warehouse bathrooms will be cleaned and ceiling tiles replaced

(g)Dock levelers and doors, if needed, will be restored to working order.

25.PARKING SPACES

Tenant shall be entitled to the use of all the parking spaces shown on Exhibit C attached hereto.  The remaining parking spaces adjacent to all other loading docks shall not be available to Tenant.

26.RIGHT OF FIRST OFFER

Prior to listing or offering the Premises, the Demised Space or any other area of the Premises (collectively, the “Available Property”) to a third party for sale or lease, Landlord shall notify Tenant that the Available Property will be available and Tenant shall have ten (10) days to make a binding, good faith offer to Landlord for such Available Property before Landlord accepts any other offer for it.  Landlord will have no obligation to accept Tenant’s offer and may reject it in Landlord’s sole discretion. The preceding notwithstanding, this shall not apply with regard to Quality King Distributors, Inc. and its affiliates or other entities related to Landlord or its principals (not including Entourage Commerce, LLC and Pharmapacks, LLC.)

27.ACCESS TO DEMISED SPACE

Landlord shall have the right to enter upon the Demised Space during business hours for any reason with one (1) business day prior notice to Tenant.  In exercising any rights of entry to the Demised Space (whether pursuant to this Section or any other provision of this Lease), Landlord shall not interfere with or disrupt the normal operation of Tenant’s business.  Landlord, and any third parties entering the Demised Space at Landlord’s invitation or request shall at all times strictly observe Tenant’s rules relating to security on the Demised Space.  Tenant shall have the right, in its sole discretion, to designate a representative to accompany Landlord, or any third parties, while they are on the Demised Space.

28.LANDLORD’S CONTRIBUTION TO TENANT FOR IMPROVEMENTS

Landlord will pay Tenant $250,000 at the Commencement Date as a contribution to Tenant for the purpose of making general repairs, improvements, and additions to the Demised Space (“Landlord’s Contribution”).  Should Tenant breach this Lease before the expiration of the Term, beyond any applicable notice and cure period, and as a result thereof Landlord terminates this Lease.  Landlord reserves all rights associated with recovery of Landlord’s Contribution proportionate to any early surrender by Tenant early termination of the Lease and/or any costs incurred by Landlord to remove any such alterations in order to repurpose the Demised Space for use by Landlord or another tenant.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

LANDLORD:

QUALITY KING DISTRIBUTORS, INC

By:	/s/ Marc Garrett
Marc Garrett
Chief Operating Officer

TENANT:

Pharmapacks. LLC

By:	/s/ Andrew Vagenas
Andrew Vagenas
Chief Executive Officer